AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT, dated as of April 30, 1996, is between BIG O TIRES, INC., a Nevada corporation (the "Company"), and INTERWEST TRANSFER CO., INC., a Utah corporation (the "Rights Agent").

                                    Recitals

     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of August 26, 1994, as amended (the "Rights Agreement").

     B. Pursuant to Section 2.6 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

     Accordingly, the parties agree that clauses (iii) and (iv) of Section 1(a) of the Rights Agreement are amended to read in their entirety as follows:

          (iii) TBC Corporation, a Delaware corporation, TBCO Acquisition, Inc., a Nevada corporation, and any other Person who may be deemed to be the Beneficial Owner of Common Stock because of the execution and delivery of the Agreement and Plan of Merger dated as of April 30, 1996 among TBC Corporation, TBCO Acquisition, Inc. and the Company (the "Merger Agreement") so long as such Persons are not the Beneficial Owners of any Capital Stock of the Company other than (A) pursuant to the Merger Agreement, (B) Common Stock owned by such Persons prior to the date of the Merger Agreement, (C) Common Stock acquired by any of such Persons from any other of such Persons, (D) Common Stock or other securities acquired by such Persons in transactions or types of transactions that are approved in advance by the Investment Committee of the Board of Directors of the Company and (E) Common Stock other than as described above in this clause
     (iii) not exceeding 1% of the shares of Common Stock from time to time outstanding; and

          (iv) any other Person that Beneficially Owns Common Stock as of April 30, 1996; provided that, such Person does not thereafter become the Beneficial Owner of any additional Common Stock exceeding 1% of the shares of Common Stock then outstanding.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed and delivered this Amendment No. 2 as of the date first above written.


Attest:                                 BIG O TIRES, INC.


/s/  Susan D. Hendee                    By:  /s/ John E. Siipola
- ----------------------------------          ---------------------------------
Name:  Susan D. Hendee                      Name:  John E. Siipola
Title: Assistant Secretary                  Title: Chairman and Member of the
                                                   Office of the Chief Executive

Attest:                                 INTERWEST TRANSFER CO., INC.


/s/  Melinda K. Orth                    By:  /s/ Kurtis D. Hughes
- ----------------------------------          ---------------------------------
Name:  Melinda K. Orth                      Name:  Kurtis D. Hughes
Title: Account Executive                    Title: Vice President

                                        2